MOTOR CLUB OF AMERICA

     Exhibit (22) Subsidiaries of the Registrant.

     The following are the subsidiaries of the Registrant as of March 23, 2001:

                                                       State of
          Name                                       Organization
          ----                                       ------------

     Motor Club of America Insurance Company          New Jersey

     Preserver Insurance Company                      New Jersey

     North East Insurance Company                     Maine

     American Colonial Insurance Company              New York

     Mountain Valley Indemnity Company                New Hampshire